UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 7, 2006  (July 27, 2006)

Simon Property Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14469	04-6268599
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

National City Center

115 W. Washington St., Suite 15 East

Indianapolis, IN 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (317) 636-1600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ re-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

At a meeting held on July 27, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Simon Property Group, Inc. (the “Company”) established the parameters for its performance-based restricted stock program for 2006 (the “Program”).  The shares of restricted stock will be awarded pursuant to the Company’s 1998 Stock Incentive Plan.  Approximately 212 key employees are eligible to earn a portion of an available pool of restricted shares of common stock with an aggregate value of $28.9 million if individual goals are achieved and depending on the extent to which the following four Company-wide performance goals are met for the year ended December 31, 2006:  (1) a target goal for growth in funds from operations per share; (2) a stretch goal for growth in funds from operations per share; (3) whether the Company’s total shareholder return for 2006 meets or exceeds performance of the Morgan Stanley REIT Index and (4) whether the Company’s total shareholder return for 2006 meets or exceeds the performance of the S&P 500 Index.  Each of these factors is given a weighting ranging from 15% to 35%.  The following named executive officers (as reported in the Company’s 2006 proxy statement) participate in the program:  David Simon, Richard S. Sokolov, James M. Barkley and Stephen E. Sterrett.  The Committee will review and evaluate the performance of the named executive officers and other executive officers of the Company.  If an award is earned, the dollar value will be converted into restricted shares of common stock at the then current market price and the shares will vest over four years subject to a continuous employment condition.  Retired, eligible and deceased employees or their beneficiaries will have the opportunity for their earned awards to continue to vest for payout purposes subject to certain conditions.  The program is not set forth in a formal document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 7, 2006

SIMON PROPERTY GROUP, INC.

By:	/s/ Stephen E. Sterrett
Stephen E. Sterrett
Executive Vice President and
Chief Financial Officer